Exhibit 5.1


                                January 17, 2001


Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, Arizona 85224


RE: Registration Statement on Form S-8


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 18, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 1,905,180 shares of Common Stock of Microchip Technology Incorporated (the "Shares") to be issued under TelCom Semiconductor, Inc.'s 1994 Stock Option Plan, 1996 Director Option Plan, 1996 Employee Stock Purchase Plan and 2000 Nonstatutory Stock Option Plan (each, a "Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in each Plan, as applicable, and pursuant to the agreements which accompany each Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.


                                   Sincerely yours,


                                   /s/ WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation